Exhibit 10.2(i)

Schedule A

Notice of Restricted Stock Unit Grant

Participant:	[•]

Company:	WellPoint, Inc.

Notice:	You have been granted the following award of restricted stock units of common stock of the Company in accordance with the terms of the Plan and the attached Restricted Stock Unit Award Agreement.

Plan:	WellPoint 2006 Incentive Compensation Plan

Grant:	Grant Date: [•] Number of Restricted Stock Units: [•]

Period of Restriction:	The Period of Restriction applicable to the number of your Restricted Stock Units listed in the “Shares” column below shall commence on the Grant Date and shall lapse on the date listed in the “Lapse Date” column below, subject to the performance measure described below.

	Shares	Lapse Date

Notwithstanding the Lapse Dates indicated above, the Period of Restriction on the Restricted Stock Units shall lapse on the Lapse Dates above subject to the following performance measure: if the 2007 adjusted Diluted Earnings Per Share (“EPS”), as approved by the Compensation Committee of the Board of Directors of the Company for the Company’s Annual Incentive Plan, meets or exceeds $5.53, which is the 2007 EPS goal as defined in the Company’s Annual Incentive Plan, after funding the Restricted Stock Unit Grants for all participants, then the Period of Restriction on 100% of the shares shall lapse on the Lapse Dates indicated above. Should the 2007 EPS exceed a threshold amount but not allow for the full funding of the Restricted Stock Unit Grants for all participants, then only a pro-rata number of shares shall have the Period of Restriction lapse on the Lapse Dates indicated above.[1]

In the event that a Change of Control (as defined in the Plan)[2] occurs before your Termination, your Restricted Stock Unit Grant will remain subject to the terms of this Agreement, unless the successor company does not assume the Restricted Stock Unit Grant. If the successor company does not assume the Restricted Stock Unit Grant, then the Period of Restriction shall immediately lapse upon a Change of Control.

[3]

[1]	Paragraph may be deleted in a non-annual award for a new hire or a non-annual retention award.
[2]

For restricted stock unit awards to Angela F. Braly, “Change in Control” is defined in her Employment Agreement with the Company dated February 24, 2007 (“Employment Agreement”) and this paragraph contains the appropriate references to her Employment Agreement.

[3]	Additional paragraph in certain restricted stock unit awards for Angela F. Braly as follows:

The Restricted Stock Unit Grant is subject to you becoming President and Chief Executive Officer of the Company on June 1, 2007. If you do not become President and Chief Executive Officer of the Company on June 1, 2007, your rights to Restricted Stock Unit Grant shall be forfeited on June 2, 2007.

Rejection:	If you do not want to accept your Restricted Stock Units, please return this Agreement, executed by you on the last page of this Agreement, at any time within sixty (60) days after the Grant Date to WellPoint, Inc., 120 Monument Circle, Indianapolis, Indiana 46204, Attention: Stock Administration. Do not return a signed copy of this Agreement if you accept your Restricted Stock Units. If you do not return a signed copy of this Agreement within sixty (60) days after the Grant Date, you will have accepted your Restricted Stock Units and agreed to the terms and conditions set forth in this Agreement and the terms and conditions of the Plan.

Restricted Stock Unit Award Agreement

This Restricted Stock Unit Award Agreement (this “Agreement”) dated as of the Grant Date (the “Grant Date”) set forth in the Notice of Restricted Stock Unit Grant attached as Schedule A hereto (the “Grant Notice”) is made between WellPoint, Inc. (the “Company”) and the Participant set forth in the Grant Notice. The Grant Notice is included in and made part of this Agreement.

1. Period of Restriction. The Period of Restriction with respect to the Restricted Stock Units shall be as set forth in the Grant Notice (the “Period of Restriction”). The Participant acknowledges that prior to the expiration of the applicable portion of the Period of Restriction, the Restricted Stock Units may not be sold, transferred, pledged, assigned, encumbered, alienated, hypothecated or otherwise disposed of (whether voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy)). Upon the expiration of the applicable portion of the Period of Restriction and subject to the performance measure described in the attached Grant Notice, the restrictions set forth in this Agreement with respect to the Restricted Stock Units theretofore subject to such expired Period of Restriction shall lapse and the Shares covered by the related portion of the award shall be delivered, except as may be provided in accordance with Section 9 hereof.

2. Ownership. Upon expiration of the applicable portion of the Period of Restriction and subject to the performance measure described in the attached Grant Notice, the Company shall transfer the Shares covered by the related portion of the award to the Participant’s account with the Company’s captive broker.

3. Termination.4

(a) Retirement. If the Participant’s Termination is due to Retirement (for purposes of this Agreement, defined as the Participant’s Termination after attaining age fifty-five (55) with at least ten (10) completed years of service), the restrictions upon the Restricted Stock shall continue to lapse throughout the Period of Restriction; provided, however, that if the Participant’s Termination due to Retirement is during the calendar year of the Grant Date, the Restricted Stock Units shall be forfeited on a pro-rata basis, measured by the number of months in that calendar year during which the Participant was employed by the Company or an Affiliate (e.g., if the Participant’s Retirement occurs in September, 25% (or 3/12) of the Restricted Stock Units will be forfeited), and the Period of Restriction on the non-forfeited portion of the Restricted Stock Units shall continue to lapse throughout the Period of Restriction, subject to the performance measure described in the attached Grant Notice.5

(b) Death and Disability. If the Participant’s Termination is due to death or Disability (for purposes of this Agreement, as defined in the applicable WellPoint Long-Term Disability Plan), then the Period of Restriction shall immediately lapse, causing any restrictions which would otherwise remain on the Restricted Stock Units to immediately lapse.6

(c) Other Terminations. Unless Section 3(d) is applicable, if the Participant’s Termination is by the Company or an Affiliate or by the Participant for any reason other than death, Disability or Retirement, then all Restricted Stock Units for which the Period of Restriction had not lapsed prior to the date of such Termination shall be immediately forfeited.

[4]	For Larry C. Glasscock’s 2007 restricted stock unit award, this section is replaced with the following:

Retirement and Forfeiture.

(a)	Retirement. The Participant’s Retirement, as defined in the Employment Agreement entered into by and between the Company and the Participant dated as of December 28, 2005 (the “Employment Agreement”), will affect the Restricted Stock Units in accordance with Section 15 of the Employment Agreement.

(b)	Forfeiture. The Restricted Stock Units shall be forfeited if the Participant breaches any provision of Section 19 (other than Section 19(b)) of the Employment Agreement, in which case the Participant shall be subject to the “Return of Consideration” provision contained in Section 19(g) of the Employment Agreement.

[5]	Deleted in non-annual retention awards; paragraph is deleted from Angela F. Braly’s restricted stock unit awards.
[6]	For awards to Angela F. Braly, “Disability” is defined in her Employment Agreement and this section contains the appropriate reference to her Employment Agreement.

(d) Termination after Change in Control. If after a Change in Control the Participant’s Termination is (i) by the Company or an Affiliate without Cause (for purposes of this Agreement, defined as a violation of a “work guideline” as such term is defined in the WellPoint Associate Handbook) or (ii), if the Participant participates in the WellPoint, Inc. Executive Agreement Plan (the “Agreement Plan”), by the Participant for Good Reason (as defined in the Agreement Plan), then the Period of Restriction on all Restricted Stock Units shall immediately lapse, causing any restrictions which would otherwise remain on the Restricted Stock Units to immediately lapse.7

(e) Clawback Provision. Notwithstanding any other provisions of this Agreement to the contrary, in the event that the Participant is an Executive (as defined by the Company) at the time of the Participant’s Termination, the Restricted Stock Units shall be forfeited if the Participant breaches any provision of Section 3.6 or 3.10 of the Agreement Plan, regardless of whether the Participant is then a participant in the Agreement Plan, in which case the Participant shall be subject to the “Return of Consideration” provision contained in Section 3.7 of the Agreement Plan.8

4. Transferability of the Restricted Stock Units. The Participant shall have the right to appoint any individual or legal entity in writing, on a Designation of Beneficiary form, as his/her beneficiary to receive any Restricted Stock Units (to the extent not previously terminated or forfeited) under this Agreement upon the Participant’s death. Such designation under this Agreement may be revoked by the Participant at any time and a new beneficiary may be appointed by the Participant by execution and submission to the Company, or its designee, of a revised Designation of Beneficiary form to this Agreement. In order to be effective, a designation of beneficiary must be completed by the Participant on the Designation of Beneficiary form and received by the Company, or its designee, prior to the date of the Participant’s death. If the Participant dies without such designation, the Restricted Stock Units will become part of the Participant’s estate.

5. Taxes and Withholdings. Upon the expiration of the applicable portion of the Period of Restriction (and delivery of the underlying Shares), or as of which the value of any Restricted Stock Units first becomes includible in the Participant’s gross income for income tax purposes, the Participant shall notify the Company if the Participant wishes to pay the Company in cash, check or with shares of WellPoint common stock already owned for the satisfaction of any taxes of any kind required by law to be withheld with respect to such Restricted Stock Units; provided, however, that pursuant to any procedures, and subject to any limitations as the Compensation Committee of the Board of Directors of the Company (“Committee”) may prescribe and subject to applicable law, if the Participant does not notify the Company in writing at least 14 days prior to the applicable lapse of the Period of Restriction, then the Participant will satisfy such withholding obligations by withholding a portion otherwise deliverable to the Participant pursuant to the Restricted Stock Units (provided, however, that the amount of any portion so withheld shall not exceed the amount necessary to satisfy required Federal, state, local and non-United States withholding obligations using the minimum statutory withholding rates for Federal, state, local and/or non-U.S. tax purposes, including payroll taxes, that are applicable to supplemental taxable income). Any such election made by the Participant must be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

6. No Rights as a Shareholder. The Participant shall have no rights of a shareholder (including, without limitation, dividend and voting rights) with respect to the Restricted Stock Units, for record dates occurring on or after the Grant Date and prior to the date any such Restricted Stock Units vest in accordance with this Agreement.

7. No Right to Continued Employment. Neither the Restricted Stock Units nor any terms contained in this Agreement shall confer upon the Participant any express or implied right to be retained in the employment or service of the Company or any Affiliate for any period, nor restrict in any way the right of the

[7]	For awards to Angela F. Braly, “Change in Control” is defined in her Employment Agreement and this section contains the appropriate reference to her Employment Agreement.
[8]	For awards to Angela F. Braly, restrictive covenants and clawback provisions are included in her Employment Agreement and this section contains the appropriate reference to her Employment Agreement.

Company, which right is hereby expressly reserved, to terminate the Participant’s employment or service at any time for any reason. The Participant acknowledges and agrees that any right to have restrictions on the Restricted Stock Units lapse is earned only by continuing as an employee of the Company or an Affiliate at the will of the Company or such Affiliate, or satisfaction of any other applicable terms and conditions contained in the Plan and this Agreement, and not through the act of being hired, being granted the Restricted Stock Units or acquiring Shares hereunder.

8. The Plan. This Agreement is subject to all the terms, provisions and conditions of the Plan, which are incorporated herein by reference, and to such regulations as may from time to time be adopted by the Committee. Unless defined herein, capitalized terms are as defined in the Plan. In the event of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly. The Plan and the prospectus describing the Plan can be found on the Company’s HR intranet. A paper copy of the Plan and the prospectus shall be provided to the Participant upon the Participant’s written request to the Company at WellPoint, Inc., 120 Monument Circle, Indianapolis, Indiana 46204, Attention: Corporate Secretary, Shareholder Services Department.

9. Compliance with Laws and Regulations.

(a) The Restricted Stock Units and the obligation of the Company to deliver Shares hereunder shall be subject in all respects to (i) all applicable Federal and state laws, rules and regulations and (ii) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Committee shall, in its discretion, determine to be necessary or applicable. Moreover, the Company shall not deliver any certificates for Shares to the Participant or any other person pursuant to this Agreement if doing so would be contrary to applicable law. If at any time the Company determines, in its discretion, that the listing, registration or qualification of Shares upon any national securities exchange or under any state or Federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable, the Company shall not be required to deliver any certificates for Shares to the Participant or any other person pursuant to this Agreement unless and until such listing, registration, qualification, consent or approval has been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Company.

(b) The Shares received upon the expiration of the applicable portion of the Period of Restriction shall have been registered under the Securities Act of 1933 (“Securities Act”). If the Participant is an “affiliate” of the Company, as that term is defined in Rule 144 under the Securities Act (“Rule 144”), the Participant may not sell the Shares received except in compliance with Rule 144. Certificates representing Shares issued to an “affiliate” of the Company may bear a legend setting forth such restrictions on the disposition or transfer of the Shares as the Company deems appropriate to comply with Federal and state securities laws.

(c) If, at any time, the Shares are not registered under the Securities Act, and/or there is no current prospectus in effect under the Securities Act with respect to the Shares, the Participant shall execute, prior to the delivery of any Shares to the Participant by the Company pursuant to this Agreement, an agreement (in such form as the Company may specify) in which the Participant represents and warrants that the Participant is purchasing or acquiring the shares acquired under this Agreement for the Participant’s own account, for investment only and not with a view to the resale or distribution thereof, and represents and agrees that any subsequent offer for sale or distribution of any kind of such Shares shall be made only pursuant to either (i) a registration statement on an appropriate form under the Securities Act, which registration statement has become effective and is current with regard to the Shares being offered or sold, or (ii) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption the Participant shall, prior to any offer for sale of such Shares, obtain a prior favorable written opinion, in form and substance satisfactory to the Company, from counsel for or approved by the Company, as to the applicability of such exemption thereto.

10. Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion and penalty provisions of Section 409A(a)(1) do not apply to the Participant. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement or the Plan to fail to satisfy Section 409A shall have no force and effect until amended to comply with Section 409A (which amendment may be retroactive to the extent permitted by Section 409A and may be made by the Company without the consent of the Participant). In particular, to the extent the Restricted Stock Units become vested pursuant to Section 3(a) and the issuance of the Shares at the time specified under this Agreement would subject the Participant to the income inclusion and penalty provisions of Section 409A(a)(1), then notwithstanding anything to the contrary in this Agreement, issuance of the Shares will be made, to the extent necessary to comply with the provisions of Section 409A, to the Participant on the earlier of (a) the Participant’s “separation from service” with the Company (determined in accordance with Section 409A); provided, however, that if the Participant is a “specified employee” (within the meaning of Section 409A), the Participant’s date of issuance of the Shares shall be the date that is six months after the date of the Participant’s separation of service with the Company or (b) the Participant’s death. 9

11. Notices. All notices by the Participant or the Participant’s assignees shall be addressed to WellPoint, Inc., 120 Monument Circle, Indianapolis, Indiana 46204, Attention: Stock Administration, or such other address as the Company may from time to time specify. All notices to the Participant shall be addressed to the Participant at the Participant’s address in the Company’s records.

12. Other Plans. The Participant acknowledges that any income derived from the Restricted Stock Units shall not affect the Participant’s participation in, or benefits under, any other benefit plan or other contract or arrangement maintained by the Company or any Affiliate.

WELLPOINT, INC.

By:
Printed:	William J. Ryan
Its:	Chairman, Compensation Committee
WellPoint, Inc. Board of Directors

I DO NOT accept this Restricted Stock Unit:

Signature:

Printed Name:	Date:

[9]	This section is deleted from non-annual retention awards and from Angela F. Braly’s awards.